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                                                               EXHIBIT (a)(1)(D)



                                  ZONAGEN, INC.

      OFFER TO PURCHASE FOR CASH UP TO 9,836,065 SHARES OF OUR COMMON STOCK AT A PURCHASE PRICE NOT GREATER THAN $2.10 NOR LESS THAN $1.83 PER SHARE


THE OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON DECEMBER 19, 2003 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED. ZONAGEN MAY EXTEND THE OFFER PERIOD AT ANY TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have enclosed the material listed below relating to the offer by Zonagen, Inc., a Delaware corporation (the "Company"), to purchase up to 9,836,065 shares of its common stock, par value $0.001 per share (the "Shares") at a purchase price not greater than $2.10 nor less than $1.83 per Share (the "Purchase Price Range"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Company will select the lowest purchase price out of all of the prices at which Shares are tendered in the Offer within the Purchase Price Range (the "Purchase Price") that will allow the Company to buy the lesser of (1) all of the Shares properly tendered and not properly withdrawn or (2) a number of Shares tendered at or below the Company's selected price with an aggregate purchase price of $18 million. All Shares acquired in the offer will be acquired at the same Purchase Price. If more shares are properly tendered and not properly withdrawn at or below the Purchase Price than the Company can purchase for an aggregate Purchase Price of $18 million, the Company will first purchase all of the shares held by stockholders holding less than 100 shares and will then purchase the remaining shares on a pro rata basis.

         The Offer is conditioned upon at least 30% of the shares of the Company's outstanding common stock being tendered. The Offer is also subject to certain other conditions. Only Shares properly tendered at or below the Purchase Price selected by the Company and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Offer. However, because of the priority to stockholders holding less than 100 shares, proration and conditional tender provisions described in the Offer, all of the Shares tendered at or below the Purchase Price may not be purchased. Shares not purchased in the Offer will be returned at the Company's expense promptly following the Expiration Date.

         As described in Section 1 of the Offer to Purchase, if more than the maximum quantity of Shares the Company can purchase at or below the Purchase Price have been properly tendered and not withdrawn prior to the Expiration Date, the Company will purchase tendered Shares on the basis set forth below:

         First, the Company will purchase all Shares tendered by any Odd Lot Holder who:

                  (1) tenders all Shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price selected by the Company (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

                  (2) completes the section entitled "Odd Lot Holder" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

         Second, after the purchase of all of the Shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in
Section 9 in the Offer to Purchase, the Company will

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purchase all other Shares tendered at prices at or below the Purchase Price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, determined by dividing the number of all Shares tendered (other than by Odd Lot Holders given priority as described above) by the remaining number of Shares to be purchased in the Offer;

         Third, if necessary to permit the Company to purchase the lesser of (1) all of the Shares properly tendered and not properly withdrawn or (2) a number of Shares with an aggregate purchase price of $18 million, Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price selected by the Company and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

         We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commissions (other than fees to the Depository as described in the Offer) will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No stockholder will be required to pay transfer taxes on the transfer to the Company of Shares purchased pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

         For your information and for forwarding to your clients, we are enclosing the following documents:

                  1. Offer to Purchase dated November 19, 2003;

                  2. Specimen Letter of Transmittal for your use and for the information of your clients;

                  3. Form of Notice of Guaranteed Delivery;

                  4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

                  5. Letter which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON DECEMBER 19, 2003, UNLESS EXTENDED.

         The Board of Directors of the Company has approved the tender offer. However, neither the Company nor its board of directors makes any recommendation to stockholders as to whether they should tender or not tender their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered.

         Your communications to stockholders with respect to the Offer will constitute your representation to the Company that (i) in connection with such communications you have complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and

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regulations thereunder; (ii) if a foreign broker or dealer, you have conformed to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. in making such communications; and (iii) in connection with such communications you have not used any offering materials other than those furnished by the Company.

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with securities or Blue Sky laws of such jurisdiction.

         To take advantage of the Offer, a duly executed and properly completed Letter of Transmittal including any required signature guarantees and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

         As described in Section 6, "Procedures for Tendering Shares," of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a broker or dealer, commercial bank, trust company, savings bank or savings and loan association having an office, branch or agency in the United States, which is a member in good standing of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the "Book-Entry Transfer Facility" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within three Nasdaq trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

         Additional copies of the enclosed material may be obtained from the undersigned. Any questions you may have with respect to the terms of the Offer should be directed to the undersigned at (281) 719-3400.

         Any questions you may have with respect to the Letter of Transmittal or the procedures for tendering Shares should be directed to Computershare Trust Company, Inc., the Depository, by mail at P.O. Box 1596, Denver, CO 80201-1596, or by telephone at 1 (303) 262-0600, ext. 4732.

Very truly yours,



Louis Ploth, Jr., Secretary of Zonagen

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY OR THE DEPOSITORY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY CONTAINED IN SUCH MATERIAL.

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